Exhibit 5.1

KILPATRICK TOWNSEND & STOCKON LLP www.kilpatricktownsend.com

Suite 900 607 14th St., NW

Washington DC 20005-2018

t 202 508 5800 f 202 508 5858

July 17, 2018

Board of Directors

Coastal Financial Corporation

5415 Evergreen Way

Everett, Washington 98203

Gentlemen:

We have acted as counsel to Coastal Financial Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-1 being filed by the Company with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”) on the date hereof (the “462(b) Registration Statement”). The 462(b) Registration Statement relates to the issuance and sale of up to 19,500 shares by the Company (the “Primary Shares”) and up to 130,000 shares by a selling shareholder (the “Secondary Shares” and, together with the Primary Shares, the “Additional Shares”). The Additional Shares are to be sold, together with the shares of common stock registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-225715) (as amended through the date hereof, the “Initial Registration Statement”), pursuant to an underwriting agreement entered into by and among the Company, Coastal Community Bank, the selling shareholder and the underwriters named therein (the “Underwriting Agreement”).

For purposes of providing the opinions contained herein, we have reviewed the Initial Registration Statement, the 462(b) Registration Statement, the Underwriting Agreement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion is limited solely to the Washington Business Corporation Act and the reported judicial decisions interpreting such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Board of Directors

Coastal Financial Corporation

July 17, 2018

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that:

(i)    when the Primary Shares have been issued, delivered and paid for in the manner contemplated by, and upon the terms and conditions set forth in, the Initial Registration Statement, the 462(b) Registration Statement and the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and nonassessable; and

(ii)     the Secondary Shares have been validly issued and are fully paid and nonassessable.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus incorporated by reference in the 462(b) Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP